Exhibit 99.1

[ISG LOGO]

FOR IMMEDIATE RELEASE

INTERNATIONAL STEEL GROUP ANNOUNCES FIRST-QUARTER RESULTS

•	Reports first-quarter net income rises to $70.9 million or $0.68 per share

•	Shipments and average sales per ton improve on strong market conditions

Results Summary
(dollars in millions, except per share data)

	First	Fourth	First
	Quarter	Quarter	Quarter
	2004	2003	2003
Shipments (000 tons)	3,862	3,501	1,327
Net sales	$1,770.3	$1,418.2	$461.7
Average net sales per ton shipped	$458	$405	$348
Operating income (loss)	86.5	53.2	(2.0)
Net income (loss)	70.9	24.9	(2.3)
Diluted EPS	$0.68	$(0.57)	$(0.03)

RICHFIELD, Ohio, April 29, 2004 – International Steel Group Inc. (NYSE: ISG) today reported first-quarter 2004 net income of $70.9 million, or $0.68 per diluted share. For the first quarter of 2003, the Company reported a net loss of $2.3 million. However, comparisons to that quarter are not meaningful because the acquisition of Bethlehem Steel Corporation’s assets in May 2003 more than doubled the size of ISG and significantly improved its product and customer mix.

Net income in the first quarter of 2004 improved significantly compared with fourth-quarter 2003 net income of $24.9 million. The Company reported a loss of $0.57 per diluted share in the fourth quarter of 2003 after a “deemed dividend” related to its initial public offering.

Net sales increased 25% in the first quarter to $1.8 billion from $1.4 billion in the previous quarter. Operating income improved 63% over the same period to $86.5 million.

Shipments increased about 10% from the fourth quarter of 2003 as demand from all markets continued strong. The average net sales per ton shipped was $458 for the first quarter compared with $405 in the fourth quarter. Prices have risen as a result of strong demand and surcharges to recover increased raw material costs. The Company’s product mix also continues to improve as value-added cold-rolled and coated shipments increased to 42% of total shipments in the first quarter of 2004 from 38% in the fourth quarter of 2003.

ISG’s Chief Executive Officer Rodney B. Mott said, “We saw excellent market strength in the first quarter as increased demand, higher selling prices and improved product mix more than offset the rise in raw material costs. We continue to see the positive impact of the Bethlehem integration that will enable us to take advantage of the strong market going forward to improve our bottom line.”

The table below shows shipments by product and certain other data for the periods shown. (Pro forma first quarter 2003 reflects the acquisition of the Bethlehem assets as if it had occurred on January 1, 2003).

			Pro forma
	First	Fourth	First	First
	Quarter	Quarter	Quarter	Quarter
	2004	2003	2003	2003
Hot Rolled	42%	44%	41%	61%
Cold Rolled	20	17	21	26
Coated	22	21	21	13
Plate	10	10	9	—
Tin Plate	3	4	4	—
Rail and other	3	4	4	—

	100%	100%	100%	100%

Net sales (dollars in millions)	$1,770.3	$1,418.2	$1,369.4	$461.7
Average net sales per ton shipped	$458	$405	$418	$348
Shipments (tons in thousands)	3,862	3,501	3,275	1,327
Raw steel production (tons in thousands)	4,056	4,046	3,552	1,352

Inventory Valuation
 Cost of sales for the first quarter of 2004 and the fourth quarter of 2003 was about 90% of sales. Effective January 1, 2004, ISG adopted the last-in, first-out (LIFO) cost method of accounting for substantially all inventories not previously accounted for on the LIFO method, including moving from LIFO pools for each operation to a single LIFO pool. The LIFO provision for the first quarter of 2004 was approximately $103 million, principally for higher costs of coke, iron ore, steel scrap and coal.

Financing Expense
 Financing expense in the first quarter declined from the previous quarter following the payoff of certain debt with proceeds from ISG’s December 2003 initial public equity offering. The fourth quarter of 2003 also included writing off deferred financing fees related to that debt.

Estimated Effective Tax Rate
 The estimated effective tax rate for 2004 is about 7% of pretax income. The Company provided a full valuation allowance on its net deferred tax asset in 2003. As a result, going forward, the provision for income taxes will typically reflect only what the Company expects to pay until the valuation allowance is reduced. The estimated effective income tax rate for 2004 is lower than the expected rate of about 40% for federal and state income taxes because the Company can recognize some of that deferred tax asset based on current and projected 2004 results.

Liquidity and Cash Flow
 At March 31, 2004, ISG’s liquidity, defined as its cash position and remaining availability under its revolving credit facility, was $405.2 million. This consisted of $201.0 million of cash and available borrowing capacity of $204.2 million. As of December 31, 2003, the Company’s liquidity was $432.7 million.

Cash provided by operating activities for the first quarter 2004 was $46.8 million. Receivables were higher as a result of higher sales in the current period. Inventory quantities declined during the first quarter of 2004 and the higher unit costs were included in cost of sales as a result of adopting the LIFO method of accounting for substantially all inventories. The Company also made advances to secure certain coke in the international market, which increased prepaid and other current assets during the quarter. Higher prices for raw materials also resulted in higher accounts payable at the end of the quarter. During the quarter, the Company also made certain required contributions to the United Steelworkers of America (USWA) pension plan and continued to make payments under the transition assistance program with the USWA.

Capital expenditures were $27.5 million in the first quarter of 2004. The Company anticipates capital expenditures to total about $300 million for the full year, of which about $100 million is for strategic purposes excluding any potential acquisitions. Proceeds from asset sales were $5.8 million in the first quarter. The Company expects proceeds of about $50 million in the remainder of 2004 from sales of surplus assets.

In April 2004, ISG issued $600 million aggregate principal amount of 6.5% Senior Notes due 2014 that were sold at 99.096% of par resulting in an effective yield to maturity of 6.625%. Certain proceeds were used to repay outstanding debt totaling $323.1 million. The remaining funds will be used to pay down other debt, for strategic investments and for general corporate purposes.

The Company is currently in discussions with lenders to replace its current credit facilities with a new arrangement that provides more liquidity and fewer covenants. These discussions are expected to be completed by the third quarter of this year.

Weirton Steel Acquisition
 On April 22, ISG’s bid to acquire the assets of Weirton Steel Corporation was approved by the U.S. Bankruptcy Court. The acquisition was previously approved by both companies’ boards of directors. Following completion of the Weirton acquisition, which is expected to close in the second quarter of 2004, ISG believes it will be the largest integrated steel producer in North America.

“This acquisition is consistent with ISG’s strategy to be a leader in consolidating steel assets on a basis that will enhance stockholder value,” Mott said. “As with our previous acquisitions, we will move swiftly to integrate the Weirton employees and operations into the ISG culture.”

The acquisition price is approximately $255 million, including ISG’s assumption of certain liabilities. ISG has the ability to finance the cash portion of the acquisition from existing cash and credit arrangements.

Outlook for the Second Quarter
 Production is expected to increase in the second quarter of 2004, however, shipments are expected to remain relatively unchanged due to a significant reduction in inventory that occurred in the first quarter 2004. Realized selling prices are expected to increase by approximately $50 per ton over the first quarter of 2004. The Company also believes there will be adequate availability of coke supplies. Although the full impact of the current spot coke prices will increase ISG’s production costs in the second quarter of 2004, the Company expects that the positive trends on realized selling prices due to previously announced price increases should more than offset the expected production cost increase. Therefore, the outlook remains positive, with income from operations expected to rise significantly in the second quarter of 2004.

Conference Call on the Web
 A live Internet broadcast of ISG’s conference call on first-quarter results can be accessed at 2:00 p.m. Eastern time on Thursday, April 29, 2004, on the Company’s website, www.intlsteel.com. An archived replay of the call will be available on the website.

About International Steel Group Inc.
 International Steel Group Inc. is the second largest integrated steel producer in North America, based on steelmaking capacity. The Company has the capacity to cast more than 18 million tons of steel products annually. It ships a variety of steel products from 11 major steel producing and finishing facilities in six states, including hot-rolled, cold-rolled and coated sheets, tin mill products, carbon and alloy plates, rail products and semi-finished shapes serving the automotive, construction, pipe and tube, appliance, container and machinery markets.

Forward-Looking Statements
 Statements in this release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “expect,” “estimate,” or similar terms, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements. These statements contain time-sensitive information that reflects management’s best analysis only as of the date of this release. ISG does not undertake any ongoing obligation, other than that imposed by law, to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Factors that may cause actual results and performance to differ materially from those in the forward-looking statements include, but are not limited to, negative overall economic conditions or conditions in the markets served; competition within the steel industry; changes in U.S. or foreign trade policy affecting steel imports or exports; changes in foreign currencies affecting the strength of the U.S. dollar; actions by domestic and foreign competitors; the inability to achieve the Company’s anticipated growth objectives; changes in availability or cost of raw materials, energy or other supplies; labor issues affecting the Company’s workforce or the steel industry generally; and the inability to implement the Company’s operating culture and philosophy at acquired facilities. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in ISG’s Prospectus filed on December 12, 2003, and in the Company’s subsequent periodic filings with the Securities and Exchange Commission.

# # #

Contact: Brian Kurtz
Vice President, Finance & Treasurer
International Steel Group Inc.
330/659-9100

International Steel Group Inc.
Consolidated Statements of Operations (unaudited)
(dollars in millions, except per share and per ton data)

	First	Fourth	First
	Quarter	Quarter	Quarter
	2004	2003	2003
Net sales	$1,770.3	$1,418.2	$461.7
Costs and expenses:
Cost of sales	1,600.0	1,277.7	451.5
Marketing, administrative and other expenses	55.0	58.7	4.4
Depreciation and amortization	28.8	28.6	7.8

Total costs and expenses	1,683.8	1,365.0	463.7

Operating income (loss)	86.5	53.2	(2.0)
Interest and other financing expense, net	10.4	20.2	1.9

Income before taxes on income	76.1	33.0	(3.9)
Provision (benefit) for income taxes	5.2	8.1	(1.6)

Net income (loss)	70.9	24.9	(2.3)
Less: deemed dividend	—	(73.6)	—

Net income (loss) applicable to common stock	$70.9	$(48.7)	$(2.3)

Income (loss) per share
Basic	$0.73	$(0.57)	$(0.03)

Diluted	$0.68	$(0.57)	$(0.03)

Other information:
Shipments (tons in thousands)	3,862	3,501	1,327
Raw steel production (tons in thousands)	4,056	4,046	1,352
Operating income (loss) per ton shipped	$22	$15	$(2)
Average sales per ton shipped	$458	$405	$348

International Steel Group Inc.
Consolidated Balance Sheets
(dollars in millions, except per share data)

	March 31,	December 31,

Assets	2004	2003
Current assets:	(unaudited)
Cash and cash equivalents	$201.0	$193.6
Receivables, net	679.5	553.9
Inventories	788.3	866.8
Assets held for sale	73.9	68.6
Prepaid and other current assets	85.1	24.5

Total current assets	1,827.8	1,707.4
Property, plant and equipment, at cost	962.6	948.3
Less: accumulated depreciation and amortization	(115.2)	(86.4)

Property, plant and equipment, net	847.4	861.9
Investments in joint ventures	26.1	27.0
Other assets	52.5	38.7

Total assets	$2,753.8	$2,635.0

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and capital leases	$37.1	$46.8
Accounts payable	511.3	427.9
Accrued compensation and benefits	188.5	212.9
Other current liabilities	149.7	143.9

Total current liabilities	886.6	831.5

Long term liabilities:
Debt	355.5	362.8
Capital leases	214.8	212.7
Environmental liabilities	156.9	161.2
Pensions and other retiree benefits	107.2	101.0
Other obligations	16.6	16.6

Total liabilities	1,737.6	1,685.8

Stockholders’ equity:
Preferred stock	—	—
Common stock	1.0	1.0
Additional paid-in-capital	973.3	972.2
Retained earnings (deficit)	41.9	(29.0)
Accumulated other comprehensive income	—	5.0

Total stockholders’ equity	1,016.2	949.2

Total liabilities and stockholders’ equity	$2,753.8	$2,635.0

International Steel Group Inc.
Consolidated Statements of Cash Flows (unaudited)
(dollars in millions)

	First Quarter
	2004	2003
Cash flows from operating activities:
Net income (loss)	$70.9	$(2.3)
Adjustments for items not affecting cash from operating activities
Depreciation and amortization	28.8	7.8
Other	1.9	(1.2)
Changes in working capital and other items:
Receivables	(130.6)	(38.1)
Inventories	78.5	19.1
Prepaids and other current assets	(65.6)	6.0
Accounts payable	83.4	3.5
Income taxes	8.3	(31.7)
Accrued compensation and benefits	(18.7)	2.1
Other	(10.1)	(3.3)

Net cash provided by (used in) operating activities	46.8	(38.1)

Cash flows from investing activities:
Capital expenditures and investments	(27.5)	(23.9)
Proceeds from asset sales	5.8	—

Net cash used in investing activities	(21.7)	(23.9)

Cash flows from financing activities:
Borrowings under revolving credit facility	—	480.7
Payments under revolving credit facility	—	(428.5)
Payments on long-term debt	(11.3)	—
Payments on capital leases	(7.5)	—
Issuance of common stock, net	1.1	—

Net cash (used in) provided by financing activities	(17.7)	52.2

Increase (decrease) in cash and cash equivalents	7.4	(9.8)
Cash and cash equivalents — beginning of period	193.6	9.8

Cash and cash equivalents — end of period	201.0	—

Other information:
Interest paid	$9.1	$0.9
Income taxes (received) paid	(3.1)	19.9
Capital lease obligation incurred	3.9	—